BDO Dunwoody LLP Chartered Accountants and Consultants	Royal Bank Plaza P.O. Box 32 Toronto, Ontario Canada M5J 2J8 Telephone: (416) 865-0200 Telefax: (416) 865-0887

January 12, 2006
Securities and Exchange Commission
100 F Street N.E.
Washington, D.C.
20549

Gentlemen:

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on January 6, 2006, to be filed by our former client, Generex Biotechnology Corporation. We agree with the statements made in response to that item insofar as they relate to our Firm.

Yours very truly,

(signed) BDO Dunwoody LLP

CHARTERED ACCOUNTANTS